Exhibit 4.04

AMRYIS, INC.

WARRANT AMENDMENT AGREEMENT

This Warrant Amendment Agreement (this “Amendment”) is made as of April 26, 2019 by and between Amyris, Inc., a Delaware corporation (the “Company”), and Foris Ventures, LLC (the “Holder”).

RECITALS

WHEREAS, The Company issued and sold a warrant (the “Warrant”) to the Holder, pursuant to the terms of that certain Securities Purchase Agreement dated as of April 15, 2019 (the “Purchase Agreement”) between the Company and the Holder.

WHEREAS, The Company and the Holder now desire to amend certain provisions of the Warrant in certain respects as set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Warrant Amendment.

(a) Section 2(e) of the Warrant shall be amended and restated to read in its entirety as follows:

“e) Holder’s Exercise Limitations. Notwithstanding anything to the contrary contained herein, the Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below); provided, that the Beneficial Ownership Limitation shall not apply in the event that the Company obtains stockholder approval for issuances of shares of Common Stock in excess of the Beneficial Ownership Limitation and otherwise satisfies the requirements of Nasdaq Stock Market Rule 5635. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and Attribution Parties shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Holder is solely responsible for any schedules required to be filed in accordance therewith. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2(e), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 19.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.”

2. No Other Amendments. Except as expressly set forth above, all of the terms and conditions of the Warrant remain in full force and effect.

3. Miscellaneous.

(a) Governing Law. This Amendment and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

(b) Counterparts. This Amendment may be executed in two counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[SIGNATURE PAGES FOLLOW]

The undersigned has executed this Warrant Amendment Agreement as of the date first set forth above.

the company:

AMYRIS, inc.

By:	/s/ Kathleen Valiasek
(Signature)

Name:	Kathleen Valiasek

Title:	Chief Financial Officer

Address:
5885 Hollis Street, Suite 100
Emeryville, CA 94608
Attention: General Counsel
Facsimile:
Email:

[SIGNATURE PAGE TO WARRANT AMENDMENT AGREEMENT]

The undersigned has executed this Warrant Amendment Agreement as of the date first set forth above.

PURCHASER:

FORIS VENTURES, LLC

/s/ Barbara Hager
(Signature)

Name:

Title:

Address:
c/o

Attention:
Facsimile:
Email: